Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:                CardioNet, Inc.

Heather C. Getz

Investor Relations

800-908-7103

investorrelations@cardionet.com

CardioNet, Inc. Appoints Peter Ferola

General Counsel and Senior Vice President, Corporate Development

Conshohocken, Pa — (BUSINESS WIRE) — February 10, 2011 — CardioNet, Inc. (NASDAQ:BEAT), a leading wireless medical technology company with an initial focus on the diagnosis and monitoring of cardiac arrhythmias, announced today the appointment of Peter Ferola as General Counsel and Senior Vice President, Corporate Development.

Mr. Ferola brings to CardioNet more than nineteen years of progressive leadership experience in business management, legal affairs and corporate governance.  Mr. Ferola comes to CardioNet from Nipro Diagnostics, Inc. (formerly Home Diagnostics, Inc., NASDAQ: HDIX), where he served as Vice President, General Counsel and Secretary.  Prior to joining Home Diagnostics, Mr. Ferola worked as a corporate and securities attorney with Greenberg Traurig LLP and with Dilworth Paxson, LLP in Washington, D.C. focusing on mergers, acquisitions, public securities offerings and corporate governance matters.  From 1989 to 2002, Mr. Ferola worked in executive management roles for an American Stock Exchange-listed company, most recently serving as Vice President - Administration and Corporate Secretary, overseeing the Company’s administrative functions, legal matters and investor relations.  Mr. Ferola earned a Bachelor of Science and Juris Doctor degree from Nova Southeastern University and a Master of Laws in Securities and Financial Regulation from Georgetown University Law Center.  Mr. Ferola has authored numerous articles on corporate and securities laws, with a particular focus on audit committees and regulations implemented in the wake of the Sarbanes-Oxley Act of 2002.

Joseph H. Capper, President and Chief Executive Officer of CardioNet, commented, “We are pleased to have Peter join the CardioNet executive team.  His expertise in securities matters, corporate governance and mergers and acquisitions are highly valuable to our Company, for both the immediate and long term.  He will provide important strategic leadership as we continue to grow CardioNet into the world leader in wireless medicine.”

About CardioNet

CardioNet is a leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health. CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as Mobile Cardiac Outpatient TelemetryTM (MCOT™). More information can be found at http://www.cardionet.com.